UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 18, 2006

Date of report (date of earliest event reported)

Foundation Coal Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-118427	42-1638663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227

(Address of Principal Executive Offices)

410-689-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 18, 2006, Foundation Coal Holdings, Inc.’s Board of Directors voted to amend Section 3.05 of its Bylaws to eliminate references to the Stockholder Agreement that was terminated in February 2006. The amendment is effective immediately. Bylaw Section 3.05 previously read as follows:

SECTION 3.05 Vacancies and Newly Created Directorships. Except as provided in Section 3.04 of these Restated Bylaws or that certain Stockholders Agreement dated as of August 17, 2004, as amended from time to time, among the Company and certain of the Company’s stockholders, vacancies occurring in any directorship and newly created directorships may be filled by a majority vote of the remaining directors then in office. Any director so chosen shall hold office for the unexpired term of his predecessor and until his successor shall be elected and qualify or until his earlier death, resignation or removal.

Bylaw Section 3.05 has been amended to read as follows:

SECTION 3.05 Vacancies and Newly Created Directorships. Except as provided in Section 3.04 of these Restated Bylaws vacancies occurring in any directorship and newly created directorships may be filled by a majority vote of the remaining directors then in office. Any director so chosen shall hold office for the unexpired term of his predecessor and until his successor shall be elected and qualify or until his earlier death, resignation or removal.

In addition, references to the “Certificate of Incorporation” were amended to the “Restated Certificate of Incorporation” throughout the bylaws. The full text of the amended Bylaws is attached hereto as Exhibit 3.1, and is incorporated herein by reference in response to this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibit

Exhibit 3.1	Foundation Coal Holdings, Inc. Amended and Restated Bylaws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 19, 2006

Foundation Coal Holdings, Inc.

/s/ Frank J. Wood
Senior Vice President and Chief Financial Officer